CDEX Signs Financing Agreement for up to $2.5 Million and Closes First Tranche for $1M with Gemini Master Fund, Ltd

As Demand for Products Increases, New Funding Enables CDEX to Expand its Product Portfolio and Distribution into Global Markets; Investor Call In Teleconference scheduled for July 8, 2008 to discuss Financing Package

TUCSON, AZ--(MARKET WIRE)--Jun 30, 2008 -- CDEX Inc. (OTC BB:CEXI) announced today that on June 25, it signed a financing agreement for up to $2.5 million and closed the first $1 million tranche of the financing with Gemini Master Fund, Ltd., an investment fund with offices in New York City and San Diego, CA. The financing is in the form of a two year Convertible Debenture with rights of conversion into CDEX Class A Common Stock at a fixed conversion price.

"As an investor we are attracted to CDEX because their technologies are compelling in two very important markets: improving patient safety in hospitals by validating high-risk medications (the ValiMed(TM) product line) and detecting trace amounts of illegal substances such as methamphetamine (the ID2, Meth Scanner(TM) product line)", said Steven Winters, Founder and Portfolio Manager of Gemini Strategies, LLC. "We like CDEX's product market space, management team, expanding client base and technology potential for the future, and are pleased to be an investor in the Company."

"Over a year ago we began the search for a major investment partner to assist in our road to profitability without jeopardizing the Company's future or existing shareholders," said Malcolm Philips, CDEX CEO. "Steve Winters and his Gemini Team have worked with us in fashioning an investment package that accomplishes these goals. We can now step up the pace of our strategic plans, including expansion of our product portfolio and distribution into global markets for both ValiMed and the Meth Scanner, acceleration of our R&D efforts for market entry of new product lines, and establishing a solid program of investor relations for our existing and new shareholders On July 8, 2008 at 11:00 a.m. EST, I will hold an open line teleconference to answer questions from investors regarding this financing package (monitor www.cdexinc.com for details."

The ValiMed(TM) Medication Validation System is used both to train compounding pharmtechs/nurses and to validate high-risk medication admixtures, as well as returned narcotics, to provide an increased level of patient safety. ValiMed compares a medication's spectroscopic signature to the expected signature from the ValiMed database to detect significant medication and concentration errors as well as accidental and deliberate contamination, and provides the results in real time.

The CDEX ID2 Meth Scanner(TM) is a hand held, battery operated device that detects low nanogram range quantities of methamphetamine in a continuous scan mode from standoff distances of around 2-8 inches. The product uses the same proven technology employed in ValiMed(TM) units around the world to give instantaneous results without disturbing the surfaces under investigation. The Meth Scanner has wide marketability across law enforcement, military and homeland security markets and growing potential for property inspection, including homes, commercial buildings and automobiles, to assure their freedom from methamphetamine contamination.

About Gemini Strategies, LLC
Gemini is an alternative asset management company that seeks to take advantage of opportunities presented by the fragmentation and dislocation of small-cap markets. Gemini's professionals have been active investors in these niche strategies since 1992. Gemini's focus is on Private Investments in Public Equities (PIPEs) and special opportunities involving small-cap companies. Their experienced deal team has backgrounds in energy, environmental credit markets, healthcare, manufacturing, technology, and telecommunications.

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About CDEX Inc.
CDEX, a technology development company currently developing and marketing products using its patented/patent pending chemical detection technologies, is focused on (i) identification of substances of concern (e.g., explosives and illegal drugs, for security markets); and (ii) validation of substances for anti-counterfeiting, brand protection and quality assurance (e.g., validation of compounded medication and detection of counterfeit or sub-par products, for the medical and brand protection markets). ValiMed(TM) and the ID2 Meth Scanner(TM) are CDEX solutions for the medication safety and security markets. Corporate headquarters and R&D facilities are located in Tucson, Arizona. For more information, visit www.cdex-inc.com and www.valimed.com or contact Steve Schmidt (sschmidt@cdex-inc.com) at 520.745.5172.

Any Non-Historical statements are forward-looking, as defined in federal securities laws, and generally can be identified by words such as "expects," "plans," "may," "anticipates," "believes," "should," "intends," "estimates," and other similar words. These statements pose risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied. Such risks and uncertainties include, without limitation, the effectiveness, profitability and marketability of products, the Protection of intellectual property and proprietary information, and other risks detailed from time-to-time in filings with the Securities and Exchange Commission. There is no obligation to publicly update any forward-looking statements.